AT&T INC. BOARD OF DIRECTORS
COMMUNICATIONS CONCESSION PROGRAM

Applies to both active and retired non-employee Directors of AT&T Inc., as noted.

Primary Residence Equipment and Service

Each Director will be entitled to receive installation of equipment for the provision of Internet service at the Director’s primary residence as designated by the Director, provided the residence is served by an AT&T affiliate. Monthly billing for such service is to be paid by the Director.

Stipend for Services
Each active Director within AT&T’s service area will receive a $4,000.00 stipend per year, and each active Director outside AT&T’s service area will receive a $6,000.00 stipend per year. Each retired Director, whether within or outside AT&T’s service area, will receive a $4,000.00 stipend per year.

Mobile Services

Each Director will receive one iPhone and one iPad every two years connected to the AT&T Network. Monthly billing for service will be paid by the Director.

Technical Support

The AT&T Corporate Secretary’s office will coordinate technical support for active Directors.

Additional Terms and Conditions

•For Directors who retire after December 31, 2022 benefits end upon retirement.
•The Chief Executive Officer is authorized to wind-down any concession benefits for retired Directors.
•This concession benefit may be amended or terminated at any time by the AT&T Board of Directors.

Amended January 1, 2023
Effective July 2004